THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(K), OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

SUBJECT TO THE PROVISIONS OF SECTION 8(a) HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON ________ (the “EXPIRATION DATE”).

No. _________

CHANCELLOR GROUP, INC.

WARRANT TO PURCHASE ______ SHARES OF
COMMON STOCK, PAR VALUE $0.01 PER SHARE

For VALUE RECEIVED, _______________ (“Warrant holder”), is entitled to purchase, subject to the provisions of this Warrant, from Chancellor Group, Inc., a Nevada corporation (the “Company”), at any time after the date hereof (the “Initial Exercise Date”) and not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above), at an exercise price per share equal to $____ (the exercise price in effect being herein called the “Warrant Price”), ________ shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”).  The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

This Warrant has been issued as consideration to the Warrant holder for its services provided to the Company, pursuant to an Agreement, dated as of July 1, 2009.

Section 1.   Registration.  The Company shall maintain books for the transfer and registration of the Warrant.  Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrant holder.

Transfer of Warrant.  This Warrant may be transferred or assigned by the Holder hereof in whole or in part, provided that the transferor provides, at the Company’s request, an opinion of counsel satisfactory to the Company that such transfer does not require registration under the Securities Act and the securities laws applicable with respect to any other applicable jurisdiction.

Section 2.   Exercise of Warrant.  (a)  Exercise.  Subject to the provisions hereof, the Warrant holder may exercise this Warrant in whole or in part at any time commencing on the Initial Exercise Date and not later than 5:00 P.M., Eastern time, on the Expiration Date upon surrender of the Warrant, together with delivery of the duly executed Warrant Exercise Form attached hereto as Appendix A and payment by cash, certified check or wire transfer of funds or, in certain circumstances, by cashless exercise as provided in subsection (b) below, for the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices.  The Warrant Shares so purchased shall be deemed to be issued to the Warrant holder or the Warrant holder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been duly surrendered, the Warrant Price shall have been paid and the completed Warrant Exercise Form shall have been delivered.  Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Warrant Exercise Form, shall be delivered to the Warrant holder within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised (the “Warrant Share Delivery Date”).  The certificates so delivered shall be in such denominations as may be requested by the Warrant holder and shall be registered in the name of the Warrant holder or such other name as shall be designated by the Warrant holder.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, within four (4) business days of exercise, deliver to the Warrant holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.  As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.  Each exercise hereof shall constitute the re-affirmation by the Warrant holder that the representations and warranties contained in Section 5 of the Purchase Agreement (as defined below) are true and correct in all material respects with respect to the Warrant holder as of the time of such exercise.

(b)          Cashless Exercise.  (i) Notwithstanding any other provision contained herein to the contrary, the Warrant holder may elect to receive, without the payment by the Warrant holder of the aggregate Warrant Price in respect of the shares of Common Stock to be acquired, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed, at the office of the Company.  The Net Issue Election Notice must be received by the Company not more than five (5) business days after the date the election is made.  Thereupon, the Company shall issue to the Warrant holder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A - B)
     A

where

X =      the number of shares of Common Stock which the Warrant holder has then requested be issued to the Warrant holder;

Y =      the total number of shares of Common Stock covered by this Warrant which the Warrant holder has surrendered at such time for cashless exercise (including both shares to be issued to the Warrant holder and shares to be canceled as payment therefor);

A =      the average closing “Market Price” of one share of Common Stock for the five (5) consecutive business days preceding the date the net issue election is made; and

B =      the Warrant Price in effect under this Warrant at the time the net issue election is made.

(ii) For the purposes of this Agreement, “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Warrant holder.  If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrant holder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company.  In the event that the Board of Directors of the Company and the Warrant holder are unable to agree upon the fair market value, the Company and the Warrant holder shall jointly select an appraiser, who is experienced in such matters.  The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrant holder.

Section 3.   Compliance with the Securities Act of 1933. Except as provided in the Purchase Agreement, the Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 4.   Payment of Taxes.  The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrant holder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.  The Warrant holder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 5.   Mutilated or Missing Warrants.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 6.    Reservation of Common Stock.  The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant.  The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 7.    Adjustments.  Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)           If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrant holder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrant holder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that is equal to an amount determined by multiplying the Warrant Price in effect immediately prior to such change by the number of shares of Common Stock or other capital stock issuable upon exercise of this Warrant immediately prior to such change and dividing the product so obtained by the adjusted number of shares of Common Stock or other capital stock issuable upon the exercise of this Warrant as the result of such change.  Such adjustments shall be made successively whenever any event listed above shall occur.

(b)           If any consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrant holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrant holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrant holder, at the last address of the Warrant holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrant holder may be entitled to purchase, and the other obligations under this Warrant.  The provisions of this subsection (b) shall similarly apply to successive consolidations, mergers, sales, transfers or other dispositions.  Notwithstanding the provisions of this subsection (b), in the event that (i) holders of Common Stock receive only cash for their shares of Common Stock as a result of any such consolidation, merger, sale, transfer or other disposition, or (ii) the surviving entity’s common stock is not registered under the Securities Exchange Act of 1934, as amended, not later than one (1) business day after the effective date of such consolidation, merger, sale, transfer or other disposition or transaction, the Warrant holder shall be entitled to receive in full satisfaction of its rights under this Warrant an amount in cash (the “Spread”) equal to (x) the difference between (A) the per share cash to be received by holders of Common Stock in connection with such consolidation, merger, sale, transfer or other disposition and (B) the Warrant Price in effect immediately prior to the effective date of such consolidation, merger, sale, transfer or other disposition, multiplied by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the effective date of such consolidation, merger, sale, transfer or other disposition.  Upon payment in full of the Spread to the Warrant holder as provided above, this Warrant shall expire and be of no further force and effect.  In the event that the Spread is not a positive number, no amount shall be payable to the Warrant holder as a result of such consolidation, merger, sale, transfer or other disposition or transaction, and this Warrant shall expire and be of no further force and effect as of the effective date of such consolidation, merger, sale, transfer or other disposition.

(c)           In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such record date shall be determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date.

(d)          An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e)           In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrant holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(f)           No adjustment of the number of shares issued upon exercise of this Warrant shall be made if the amount of such adjustment shall be less than 0.10% of the number of shares issuable before such adjustment, and no adjustment of the Warrant Price shall be made if the amount of such adjustment shall be less than $0.01 per Warrant Share; provided, however that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that, together with any adjustment so carried forward, shall amount to at least $0.10% of the number of shares issuable before such adjustment or $0.01 per Warrant Share, as applicable.

Section 8.    Fractional Interest.  The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrant holder an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

Section 9.    Benefits.  Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrant holder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant holder.

Section 10.  Notices to Warrant holder.  Upon the happening of any event requiring an adjustment of the Warrant Price and/or the Warrant Shares, the Company shall promptly give written notice thereof to the Warrant holder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Warrant holder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 11.  Identity of Transfer Agent.  The Transfer Agent for the Common Stock is Quicksilver Stock Transfer Company.  Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrant holder a statement setting forth the name and address of such transfer agent.

Section 12.  Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) business day after delivery to such carrier.  All notices shall be addressed as follows: if to the Warrant holder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrant holder or the Company may designate by ten (10) days’ advance written notice to the other:

If to the Company:

Chancellor Group, Inc.
216 South Price Road
Pampa, Texas 79065
Attn:  Maxwell Grant, Chief Executive Officer

with a copy to:

Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attn:  F. Richard Bernasek, Esq.

Section 13.  Piggy-Back Rights.  If at any time prior to the Expiration Date when the Holder is unable to sell the Shares without restriction as to amount under Rule 144 the Company proposes to register shares of its Common Stock under the Securities Act on any form for the registration of its Common Stock under the Securities Act (the “Registration Statement”) for the account of stockholders in a manner which would permit registration of the Shares for sale to the public under the Securities Act (a “Piggyback Registration”), it will at such time give prompt written notice to the Holder of its intention to do so and of the Holder’s rights under this Section 8.1.  Such rights are referred to hereinafter as “Piggyback Registration Rights”.  Upon the written request of the Holder to the Company made within ten (10) days after the giving of any such notice (which request shall specify the number of Shares intended to be disposed of by the Holder and the intended method of disposition thereof), the Company will include in the Registration Statement the Shares (the “Registrable Shares”) which the Company has been so requested to register by the Holder, provided that the Company’s obligation shall continue after exercise of the Warrants, but it need not include any Shares in a Registration Statement filed after the Expiration Date and it need not include any Shares prior to the Expiration Date that may be sold by the Holder without restriction as to amount under Rule 144. And provided also, if the underwriter in a Company underwritten offering determines in good faith that marketing factors require a limitation of the number of shares to be underwritten or sold pursuant to the Registration Statement, the number of shares that may be included in the Registration Statement shall be allocated, first, to the Company, and second to the Warrant holder on a pro-rata basis based on the total number of shares held by persons with similar “piggyback” registration rights.

                       If the securities covered by the Registration Statement are to be underwritten, the Company shall not be required to include therein any of the Registrable Shares unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it.

The Company is obligated to file only one Registration Statement pursuant to this Section 8 which is declared effective under the Securities Act.  The Piggyback Registration Rights under this Section 8 are the only rights granted by the Company to the Holder to include its Shares in a Registration Statement.

Section 14.    Successors.  All the covenants and provisions hereof by or for the benefit of the Warrant holder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 15.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.  The Company and, by accepting this Warrant, the Warrant holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant.  The Company and, by accepting this Warrant, the Warrant holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Warrant, the Warrant holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANT HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 16.    No Rights as Stockholder.  Prior to the exercise of this Warrant in accordance with Section 3 hereof, the Warrant holder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 17.    Amendment; Waiver; Reduction of Warrant Price.  Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the Warrant holder.  Notwithstanding the immediately preceding sentence, to the extent permitted by applicable law, the Company from time to time may unilaterally reduce the Warrant Price by any amount so long as (i) the period during which such reduction is in effect is at least twenty (20) days, (ii) the reduction is irrevocable during such period and (iii) the Company's Board of Directors shall have made a determination that such reduction would be in the best interests of the Company.  Whenever the Warrant Price is reduced pursuant to the preceding sentence, the Company shall mail or cause to be mailed to the Warrant holder a notice of the reduction at least five (5) days prior to the date the reduced Warrant Price is to take effect, which notice shall state the reduced Warrant Price and the period during which it will be in effect.

Section 18. Section Headings.  The section headings in this Warrant are for the convenience of the Company and the Warrant holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the day of   , 2009.

CHANCELLOR GROUP, INC.

By:

APPENDIX A
CHANCELLOR GROUP, INC.
WARRANT EXERCISE FORM

To Chancellor Group, Inc.:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, _______________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by         (certified mail to the above address, or
                                                 (electronically                         (provide                          DWAC Instructions:___________________), or
                                                 (other                                                                                              (specify): __________________________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrant holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated: ___________________, ____

Note: The signature must correspond with
the name of the Warrant holder as written
on the first page of the Warrant in every	Signature:
particular, without alteration or enlargement		Name (please print)
or any change whatever, unless the Warrant
has been assigned.

Address

Federal Tax Identification or
Social Security No.

Assignee:

2

APPENDIX B
CHANCELLOR GROUP, INC.
NET ISSUE ELECTION NOTICE

To: Chancellor Group, Inc.

Date:[_________________________]

The undersigned hereby elects under Section 3(b) of this Warrant to surrender the right to purchase [____________] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [_____________] shares of Common Stock.  The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

3